CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 16, 2015, relating to the financial statements and financial highlights which appear in the February 28, 2015 Annual Report to Shareholders of Franklin Double Tax-Free Income Fund, which is also incorporated by reference into the Registration Statement, and to the incorporation by reference of our report dated April 16, 2015 relating to the financial statements and financial highlights which appear in the February 28, 2015 Annual Report to Shareholders of Franklin High Yield Tax-Free Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 23, 2015